Exhibit 10.46

Office of the General Counsel

Darryl M. Burman	Direct Phone: 713-647-5764
Email: dburman@group1auto.com	Facsimile: 713-647-5869
October 10, 2008
Mr. Randy L. Callison
13207 Holston Hills
Houston, TX 77069
Dear Randy:
     This letter, when accepted by you in the manner hereafter set forth, will evidence our mutual agreements relating to your employment here at the Company. It is the purpose of this letter to set forth the relative rights, duties and obligations of the parties in connection with your impending resignation. Our agreements are as follows:
     1. Resignation. The parties agree that you will tender immediately notice of your resignation to be effective at December 31, 2008 (“Effective Date”). Prior to that time, you will perform all of your duties and obligations to the Company, except as may be modified by Earl Hesterberg, and the Company will honor all of its obligations to you through the Effective Date. Attached hereto as Annex 1 is a copy of your resignation letter to be signed at this time.
     2. Release. Attached hereto as Annex 2 is a copy of the Severance and Release Agreement (the “Release”) attached as Exhibit A to your previously executed Incentive Compensation, Confidentiality, Non-Disclosure and Non-Compete Agreement (“Incentive Agreement”), as amended by the First Amendment to the Incentive Compensation, Non- Disclosure and Non-Compete Agreement (“First Amendment”) (the First Amendment and the Inventive Agreement are collectively referred to as the “Amended Incentive Agreement”). Please again, read the Release and Amended Incentive Agreement and familiarize yourself with their terms as it will govern your actions after termination, especially as they pertain to those obligations of yours under sections 2 & 3 of Incentive Agreement, as well as certain rights of the Company should you breach the Release or the Amended Incentive Agreement. You will be required to execute the Release immediately before your departure, as a condition to receive those benefits more fully described in Section 3 below. Furthermore, you understand and acknowledge that the Company has certain disclosure obligations with one or more governmental agencies and it will be necessary to issue a press release advising of your impending retirement and termination date and make the appropriate filing with the Securities and Exchange Commission on a timely basis.
     3. Severance Payments. You shall be entitled to receive the aggregate of those amounts described in section 4.8 of the Amended Incentive Agreement. Please review the First Amendment as it will govern the amounts and timing of your severance payments. Attached hereto as Annex 3 is a summary of the benefits you will be entitled to receive.
Group 1 Automotive Inc
800 Gessner • Suite 500 • Houston, TX 77024 • 713 647 5700 • Fax 713 647 5800

Mr. Randy Callison
October 10, 2008

     If the terms above accurately reflect our mutual understandings, please execute in the space provided below. On behalf of the Board, our executive officers and almost 9,000 employees, please allow me to take this opportunity to thank for your dedicated years of service to the Company. Your contributions have been significant, are greatly appreciated, and we wish you all the success in whatever your future endeavors may be.
Sincerely,

Darry I M. Burman
Agreed and accepted this 10th day
of October, 2008:

/s/ Randy L. Callison Randy L. Callison
Attachments:
Annex 1 — Resignation Letter
Annex 2 — Severance and Release Agreement
Annex 3 — Summary of Benefits

SEVERANCE AND RELEASE AGREEMENT
     THIS SEVERANCE AND RELEASE AGREEMENT (“Agreement”) is made and entered into by and between Group 1 Automotive, Inc., (“Employer”) and Randy L. Callison (“Employee”).
     WHEREAS, the Employer and Employee entered into an Incentive Compensation, Confidentiality, Non-Disclosure and Non-Compete Agreement on December 31, 2006; and
     WHEREAS, the Employer and Employee entered into a First Amendment to the Incentive Compensation, Non-Disclosure and Non-Compete Agreement on November 8, 2007; and
     WHEREAS, the Employer and Employee have determined that it is in their best interests for Employee to separate from his position with the Employer; and
     WHEREAS, the Employer wishes to provide Employee with certain benefits in consideration of Employee’s separation and the promises and covenants of Employee as contained herein, including the Employee’s agreement to release all claims against the Employer.
     NOW THEREFORE, in consideration of and exchange for the promises, covenants, and releases contained herein, the parties mutually agree as follows:
     1. Separation. Employee’s separation from all positions he holds with the Employer shall be effective on December 31, 2008.
     2. Consideration. Provided that Employee does not revoke this Agreement as provided in Section Seven (7), Employer shall pay Employee $400,000.00, less standard deductions and withholdings, in a single lump sum payment on the first (1st) day of the seventh (7th) month following the Employee’s “separation from service”. Employee acknowledges that he would not otherwise be entitled to the consideration set forth in this section were it not for his covenants, promises, and releases set forth hereunder.
     3. No Amounts Owing. Employee acknowledges that he has received all wages and compensation due to him from Employer and that Employer shall owe Employee nothing further once Employee receives the consideration described in the preceding section.
     4. Release by Employee. Employee agrees for Employee, Employee’s heirs, executors, administrators, successors and assigns to forever release and discharge Employer and its subsidiaries, related companies, parents, successors and assigns, officers, directors, agents, attorneys, employees and former employees from any and all claims, debts, promises, agreements, demands, causes of action, attorneys’ fees, losses and expenses of every nature whatsoever, known or unknown, suspected or unsuspected, filed or unfiled, arising prior to the Effective Date of this Agreement, or arising out of or in connection with Employee’s employment by and termination from Employer. This total release includes, but is not limited to, all claims arising directly or indirectly from Employee’s employment with Employer and the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits and expense reimbursements pursuant to any, state or local law; causes of action, including, but not limited to, breach of contract, breach of the implied covenant of good faith and fair dealing, infliction of emotional harm, wrongful discharge, violation of public policy, defamation and impairment of economic opportunity; any claims for violation of the; any claims for violation of the Texas Employment Discrimination or Harassment Laws, as amended, the Texas Constitution, and the Employee Polygraph Protection Act; any claims for violation of the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Older Workers’ Benefit Protection Act, the California and Federal Family and Medical Leave Acts, Section 503 of the Rehabilitation Act of 1973, the Employee Retirement Income Security Act, as amended, the Fair Labor Standards Act, and the Americans With Disabilities Act of 1990; or any other facts, transactions or occurrences relating to Employee’s employment with Employer.
     5. Newly Discovered Facts. Employee hereby acknowledges that he may hereafter discover facts different from or in addition to those that he now knows or believed to be true when he expressly agreed to assume the risk of the possible discovery of additional facts, and he agrees that this Agreement will be and remain effective regardless of such additional or different facts. Employee expressly agrees that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown or unsuspected claims, demands, causes of action, governmental, regulatory or enforcement actions, charges, obligations, damages, liabilities, and attorneys’ fees and costs, if any, as well as those relating to any other claims, demands, causes of action, obligations, damages, liabilities, charges, and attorneys’ fees and costs specified herein.
     6. Acknowledgment of Rights and Waiver of Claims Under the Age Discrimination in Employment Act (“ADEA”). Employee acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”). He also acknowledges that the consideration given for the waiver and release in the preceding section hereof is in addition to anything of value to which he was already entitled. Employee further acknowledges that he has been advised by this writing, as required by the Older Workers’ Benefit Protection Act, that: (a) his waiver and release does not apply to any rights or claims that may arise after the Effective Date of this Agreement; (b) he should consult with an attorney prior to executing this Agreement; (c) he has at least twenty-one (21) days to consider this Agreement (although he may by his own choice execute this Agreement earlier); (d) he has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired (“Effective Date”). Employee may revoke this Release only by giving Employer formal, written notice of Employee’s revocation of this Release, to be received by Employer by the close of business on the seventh day following Employee’s execution of this Release.
     7. Employer Property. Employee hereby represents and warrants that on or before the Separation Date, he will return to the Employer all Employer property and documents in his possession including, but not limited to, Employer files, notes, records, computer recorded information, tangible property, credit cards, entry cards, pagers, identification badges, and keys.
     8. Confidentiality. The parties agree that they will keep the terms, amount and fact of this Agreement completely confidential, and that they will not hereafter disclose any information concerning this Agreement to anyone; provided, however, that Employee may make such disclosure to his immediate family, attorneys, accountants or tax preparers and Employer may make such disclosure to their respective professional representatives (e.g., attorneys, accountants, auditors, tax preparers), all of whom will be informed of and agree to be bound by this confidentiality clause, or other such disclosures required by law.
     9. Confidentiality and Non-Compete Obligations. Employee re-acknowledges and re-affirms his obligations under Sections 2 and 3 of the Incentive Compensation, Confidentiality, Non-Disclosure and Non-Compete Agreement.
     10. Waiver of Future Employment. Employee understands that his employment with Employer has terminated; he waives any rights to future employment; and he agrees that he will never again apply for or seek employment with Employer. Employee agrees that should he apply for employment with Employer, then Employer shall have cause to deny his application for employment without recourse.
     11. Arbitration. The parties agree that any controversy or claim arising out of or relating to this Agreement, or any dispute arising out of the interpretation or application of this Agreement, shall be resolved by binding arbitration in accordance with Section 5.9 of the Incentive Compensation, Confidentiality, Non-Disclosure and Non-Compete Agreement.
     12. Entire Agreement. This Agreement embodies the entire agreement of all the parties hereto who have executed it and supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, between the parties to this Agreement. The parties to this Agreement each acknowledge that no representations, inducements, promises, agreements or warranties, oral or otherwise, have been made by them, or anyone acting on their behalf, which are not embodied in this Agreement; that they have not executed this Agreement in reliance on any representation, inducement, promise, agreements, warranty, fact or circumstances, not expressly set forth in this Agreement; and that no representation, inducement, promise, agreement or warranty not contained in this Agreement including, but not limited to, any purported settlements, modifications, waivers or terminations of this Agreement, shall be valid or binding, unless executed in writing by all of the parties to this Agreement. This Agreement may be amended, and any provision herein waived, but only in writing, signed by the party against whom such an amendment or waiver is sought to be enforced.
     13. Binding Nature. This Agreement, and all the terms and provisions contained herein, shall bind the heirs, personal representatives, successors and assigns of each party, and inure to the benefit of each party, its agents, directors, officers, employees, servants, successors, and assigns.
     14. Construction. This Agreement shall not be construed in favor of one party or against the other.
     15. Partial Invalidity. Should any portion, word, clause, phrase, sentence or section of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected.

     16. Compliance with Terms. The failure to insist upon compliance with any term, covenant or condition contained in this Agreement shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power contained in this Agreement at any one time or more times be deemed a waiver or relinquishment of any right or power at any other time or times.
     17. Enforcement Costs. Employee agrees that in the event Employee breaches any provision of this Agreement, Employee shall pay all costs and attorney’s fees incurred in conjunction with enforcement of this Agreement.
     18. Governing Law and Jurisdiction. This Agreement shall be interpreted under the laws of the State of Texas, both as to interpretation and performance.
     19. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     20. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.
     21. No Admissions. It is understood and agreed by the parties that this Agreement represents a compromise and settlement for various matters and that the promises and payments and consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party or any other person.
     22. Voluntary and Knowing. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto.
          IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

DATE: 12/31/08		GROUP l AUTOMOTIVE, INC.

	By:	/s/ James B. O’Hara
	Name:	James B. O’Hara
	Title:	VP-HR

DATE: 12/31/08		/s/ Randy L. Callison

RANDY L. CALLISON

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